Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Recro Pharma Inc.

We consent to the incorporation by reference in the Registration Statements (Nos. 333-208750, 333-208749, 333-206309, and 333-194730) on Form S-8, (No. 333-206492) on Form S-3, and (No. 333-201841) on Form S-1 of Recro Pharma, Inc. of our report dated March 9, 2017, with respect to the consolidated balance sheets of Recro Pharma, Inc. and Subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended, which report appears in the December 31, 2016 annual report on Form 10-K of Recro Pharma, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 9, 2017